                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           THE KUSHNER-LOCKE COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           THE KUSHNER-LOCKE COMPANY
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                           THE KUSHNER-LOCKE COMPANY
                      11601 WILSHIRE BOULEVARD, 21ST FLOOR
                             LOS ANGELES, CA 90025
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 1996
                            ------------------------

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of THE KUSHNER-LOCKE COMPANY (the "Company") will be held at the Summit Hotel Bel-Air, 11461 Sunset Boulevard, Los Angeles, California on May 23, 1996, at 2:00 P.M., local time, to consider and vote upon the following:

     1. The election of directors;

     2. To approve the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1996; and

     3. Such other business as may properly come before the meeting or any adjournment(s) thereof.

     Information concerning these matters, including the names of the nominees for the Company's Board of Directors, is set forth in the attached Proxy Statement, which is a part of this Notice.

     The Board of Directors has fixed April 4, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only those shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournment(s) thereof.

     The Company's Board of Directors urges that all shareholders of record exercise their right to vote at the meeting personally or by proxy.

     Your proxy will continue in full force and effect unless and until you revoke such proxy prior to the votes such proxy pertains to. You may revoke your proxy by a writing delivered to the Company stating that such proxy is revoked, or by a subsequent proxy executed by you and presented at the meeting, or by attending the meeting and voting in person. The dates contained on the forms or proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

                                          By Order of the Board of Directors

                                          /s/  DONALD KUSHNER
                                          ------------------------------------
                                          DONALD KUSHNER
                                          Co-Chairman, Co-Chief Executive
                                          Office and Secretary

April 18, 1996
Los Angeles, California

     TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN (DO NOT PRINT) YOUR NAME AND DATE THE ENCLOSED PROXY CARD(S) AS PROMPTLY AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                           THE KUSHNER-LOCKE COMPANY
                      11601 WILSHIRE BOULEVARD, 21ST FLOOR
                             LOS ANGELES, CA 90025
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished to the shareholders in connection with the solicitation by the Board of Directors of The Kushner-Locke Company (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Summit Hotel Bel-Air, 11461 Sunset Boulevard, Los Angeles, California on May 23, 1996, at 2:00 P.M., local time, and any adjournment(s) thereof.

     The Company's principal executive offices are located at 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025, and its telephone number is (310) 445-1111.

     This Proxy Statement, the accompanying Notice of Annual Meeting, the accompanying proxy card(s) and the accompanying Company's 1995 Annual Report are being first mailed to shareholders on or about April 18, 1996. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

     Each proxy will be voted in accordance with the instructions contained therein. In the absence of such instructions, the persons designated as proxies in the accompanying proxy card(s) will vote: for the election of the director nominees listed in this Proxy Statement (the "Nominees"), for the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1996 and in their discretion as to any other business that may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors does not know of any other business to be brought before the Annual Meeting. Shares held by banks, custodians, nominees and fiduciaries not voted in person or by proxy will be deemed not present at the Annual Meeting. The votes of the holders of shares of the Common Stock will be counted by Imperial Bank, or other inspector of elections appointed by the Company.

     Each proxy will continue in full force and effect unless and until revoked by the person executing it prior to the votes pursuant thereto. Such revocation may be effected by a writing delivered to the Company to the attention of the Corporate Secretary at the address indicated above stating that such proxy is revoked, or by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the meeting and voting in person. The dates contained on the forms of proxy presumptively determine the order of execution regardless of the postmark dates on the envelopes in which they are mailed.

GENERAL INFORMATION

     The Board of Directors has fixed April 4, 1996 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. As of the end of business on the Record Date, 37,540,118 shares of common stock of the Company (the "Common Stock") were outstanding and entitled to vote at the meeting.

     Shareholders who own shares of Common Stock registered in different names or at different addresses will receive more than one proxy card. A shareholder must sign and return each of the proxy cards received to ensure that all of the shares of Common Stock owned by such shareholder are represented at the Annual Meeting.

     The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business.

     Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. With respect to the election of Directors, the five nominees receiving the highest number of affirmative votes will be elected. With respect to the approval of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1996, the approval of such appointment by a majority of the shares of Common Stock present at the Annual Meeting either in person or by proxy, will constitute approval of such appointment.

     In the election of directors, a shareholder may cumulate his votes for one or more nominees, but only if the names of nominees were placed in nomination prior to the voting and any shareholder has given notice at the meeting prior to the voting of his intention to so cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes in such election of directors. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single nominee or distributed among two or more nominees in such proportions as the shareholder or proxy deems fit.

     Dissenters' rights of appraisal will not be available under California law with respect to any proposal to be submitted by the Board of Directors at the Annual Meeting.

                  BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table sets forth certain information as of April 4, 1996 concerning the beneficial ownership of Common Stock, by (i) each person who is known to the Company to be a beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the current Directors of the Company; (iii) each of the named executive officers of the Company; (iv) each person who has been nominated to be a Director of the Company; and (v) all current Directors and executive officers of the Company as a group.

                                                                                            PERCENT
                                                                    COMMON STOCK               OF
  BENEFICIAL OWNER                                               BENEFICIALLY OWNED         CLASS(8)
- -------------------                                              ------------------         --------
Peter Locke....................................................       3,346,017(1)             8.83%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025
Donald Kushner.................................................       3,346,942(1)(2)          8.83%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025
Lenore Nelson..................................................         150,000(3)                *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025
S. James Coppersmith...........................................          25,000                   *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025
(617) 631-2097
Stuart Hersch..................................................         427,096(4)             1.12%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025
Milton Okun....................................................         512,820(5)             1.35%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025
(310) 275-7618
Froley, Revy Investment Co., Inc...............................       4,393,053(6)            11.70%
10900 Wilshire Boulevard
Suite 1050
Los Angeles, CA 90024
FMR Corp.......................................................       3,396,920(7)             9.05%
82 Devonshire Street
Boston, Massachusetts 02109
All directors and executive officers as a group (six
  individuals).................................................       7,807,875(1)(2)(3)      19.84%
                                                                               (4)(5)

- ---------------
* Less than 1%

(1) Includes 360,000 shares subject to options which are currently exercisable or exercisable within 60 days of the date hereof, and excludes 540,000 options which are not currently exercisable or exercisable within 60 days of the date hereof.

(2) Includes 200,000 shares owned by a corporation controlled by Mr. Kushner.

(3) Includes 150,000 shares subject to options which are currently exercisable or exercisable within 60 days of the date hereof, and excludes 75,000 options which are not currently exercisable or exercisable within 60 days of the date hereof.

(4) Includes 427,096 shares subject to options currently exercisable.

(5) Represents shares of Common Stock issuable upon conversion of the Company's 8% Convertible Subordinated Debentures ("8% Debentures") due December 15, 2000 owned by Mr. Okun.

(6) Represents shares of Common Stock issuable upon conversion of the Company's 8% and the Company's 9% Convertible Subordinated Debentures due December 15, 2000 and July 1, 2002, respectively, beneficially owned by Froley, Revy Investment Co., Inc. The information provided herein is based on information contained in a Schedule 13G dated February 13, 1996 as filed by Froley, Revy Investment Co., Inc. with the Securities and Exchange Commission.

(7) Represents shares of Common Stock issuable upon conversion of the Company's 8% Debentures beneficially owned by FMR Corp. The information provided herein is based on information contained in a Schedule 13G dated February 14, 1996 as filed by FMR Corp. with the Securities and Exchange Commission.

(8) As a percentage of the 37,540,118 shares outstanding on April 4, 1996 plus certain shares issuable upon conversion of convertible securities or subject to certain options held by such person or persons.

     Messrs. Kushner and Locke have entered into an agreement dated October 1, 1988 (the "Cross-Purchase Agreement"), which provides that (i) upon the death of either party, the surviving party is obligated to purchase the number of the decedent's shares in the Company the aggregate value of which equals $3,500,000 (a $3,500,000 life insurance policy has been taken out by the Company for the benefit of each of Messrs. Kushner and Locke on the life of the other person), the surviving party shall have the option, but not the obligation, to purchase the remaining shares at the same price per share if the insurance proceeds are less than the aggregate purchase price for all of the decedent's shares; (ii) if either party desires to sell his shares of Common Stock, other than in market transactions, the other party shall have a right of first negotiation with respect to such shares; and (iii) if either of Messrs. Kushner or Locke is no longer employed by the Company by reason of termination (A) by such person, (B) for cause, (C) on account of disability or (D) by expiration of such person's employment agreement, and the other party is employed, the employed party will have the right to purchase the other party's shares for an amount equal to 90% of the average of the bid and ask price per share for the 30 days prior to the date on which such right is exercised. The option or right must be exercised no sooner than three months or later than six months from the date employment is terminated and must be accompanied by payment equal to 10% of the aggregate purchase price. The balance of the purchase price is to be paid in cash no later than six months from the date of exercise. Messrs. Kushner and Locke have entered into a Trust Agreement, dated October 1, 1988, to effectuate the provisions of the Cross-Purchase Agreement.

                             ELECTION OF DIRECTORS

     An entire Board of Directors consisting of 5 directors is proposed to be elected at the Annual Meeting. Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are duly elected and qualified. The Board of Directors may be increased to not more than a total of 7 directors by action of the Board of Directors.

     The Board of Directors has voted to recommend the following persons for election as directors:

        Peter Locke                            Stuart Hersch
        Donald Kushner                         Milton Okun
        S. James Coppersmith

     All of the nominees for director named above (the "Nominees") have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected.

     Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the Nominees. In case any of the Nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment.

     The following table contains certain biographical information with respect to the Nominees:

                 INFORMATION CONCERNING NOMINEES FOR DIRECTORS

                                      DIRECTOR      TERM
NAME                          AGE      SINCE       EXPIRES                  POSITION
- ----                          ---     --------     -------                  --------
Peter Locke.................  52        1983         1997      Co-Chairman, Co-Chief Executive Officer
                                                               and President; Director
Donald Kushner+.............  51        1983         1997      Co-Chairman, Co-Chief Executive Officer
                                                               and Secretary; Director
S. James Coppersmith+*......  63        1995         1997      Director
Stuart Hersch+*.............  45        1989         1997      Director
Milton Okun*................  72        1995         1997      Director

- ---------------
+ Member of Audit Committee

* Member of the Option Committee

     The business experience, principal occupations, and employment of each of the Nominees for at least the past five years are as follows:

     Peter Locke co-founded the Company with Donald Kushner in 1983 and currently serves as Co-Chairman, Co-Chief Executive Officer and President of the Company. Mr. Locke has served as executive producer on substantially all of the Company's programming since its inception. Prior to 1983, Mr. Locke produced several prime-time television programs, including two years of the Stockard Channing Show and the NBC television mini-series The Star Maker, starring Rock Hudson. Mr. Locke also produced two made-for-television movies telecast on CBS and the films The Hills Have Eyes Parts I and II.

     Donald Kushner co-founded the Company with Peter Locke in 1983 and currently serves as Co-Chairman, Co-Chief Executive Officer, and Secretary. Mr. Kushner has served as executive producer on substantially all of the Company's programming since its inception. Mr. Kushner was the producer of Tron, a 1982 Walt Disney theatrical film starring Jeff Bridges, which was nominated for two Academy Awards.

     S. James Coppersmith has served as director of the Company since May 1995. Mr. Coppersmith has been Chairman of the Board of Trustees of Emerson College, Boston, Massachusetts, since December 1993. Previously, he served as President of WCVB-TV-Boston, a division of the Hearst Corporation, from 1982 to June 1994. In addition, Mr. Coppersmith has been a member of the Board of Governors of the Boston Stock Exchange since January 1995. Mr. Coppersmith has been a Director of each of Sun America Asset Management Corp., a division of Sun America Corp., since 1985, of Pizzeria Uno Corp. since 1987, of Waban, Inc. since March 1994 and of Chyron Corporation (a maker of video post-production equipment) since March 1996.

     Stuart Hersch has served as a director of the Company since August 1989. Mr. Hersch was an executive consultant to the Company on a full-time basis from August 1989 through August 1990, and on a part-time basis from September 1990 through September 1993. From August 1990 to January 1996, Mr. Hersch was President of the WarnerVision Entertainment division of Atlantic Records, a subsidiary of Time-Warner, Inc. ("WarnerVision" -- formerly "A*Vision"). From 1988 to August 1989, Mr. Hersch was Chairman of Hersch Diener & Company, an independent consulting firm. From 1983 to 1987, Mr. Hersch was the Chief Operating and Chief Financial Officer of King World Productions, Inc.

     Milton Okun has served as a director of the Company since May 1995. Mr. Okun is founder and major shareholder of Cherry Lane Music Company, Inc., which is a privately held company. Mr. Okun has held these positions since 1960.

                           COMPENSATION OF DIRECTORS

     Directors who are also executive officers of the Company do not receive any additional compensation for serving as members of the Board of Directors or any committee thereof.

     Peter Locke, Donald Kushner and Milton Okun will receive no compensation for serving as a member of the Board of Directors. S. James Coppersmith and Stuart Hersch will receive $20,000 and $25,000, respectively, payable quarterly for fiscal 1996 for serving on the Board of Directors and any committees, thereof. Mr. Coppersmith and Mr. Hersch received $20,000 and $25,000, respectively, per annum paid quarterly in fiscal 1995.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                  SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH
                        OF THE NOMINEES DESCRIBED ABOVE.

     The Company does not have compensation or nominating committees. The Audit Committee's functions include reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, reviewing the independence of the auditors, considering the range of audit and non-audit services and reviewing the adequacy of the Company's system of internal accounting controls.

     During the 1995 fiscal year, there were two meetings of the Board of Directors and no meetings of the Option Committee of the Board of Directors (the Option Committee was comprised of three directors, each of which were outside directors). All other actions of the Board of Directors and Option Committee were taken pursuant to unanimous written consents. There was no meeting of the Audit Committee apart from the full meeting of the Board of Directors. Each then-current director attended the meetings of the Board of Directors and the Option Committee held during the period for which he was a director or for which he served as an Option Committee member.

                            INDEPENDENT ACCOUNTANTS

     Upon unanimous recommendation of the Board of Directors, the Company has appointed KPMG Peat Marwick LLP ("KPMG") as the Company's independent accountants for the fiscal year ending September 30, 1995. KPMG has served as the Company's independent accounts since 1987.

     Services provided to the Company by KPMG during fiscal year 1995 included the examination of the Company's consolidated financial statements and consultations on various tax matters.

     In the event shareholders do not approve the appointment of KPMG as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Board of Directors.

     Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                  OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP
                   AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

               EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

     The executive officers of the Company are chosen by the Board of Directors and serve at the pleasure of the Board of Directors, subject to the rights, if any, of an executive officer under any contract of employment.

     The following table contains certain biographical information with respect to the executive officers of the Company:

EXECUTIVE OFFICERS: (1)

NAME                                               AGE           PRINCIPAL OCCUPATION
- ----                                               ---           --------------------
Lenore Nelson....................................  45    Chief Financial Officer, Executive
                                                         Vice President and Assistant
                                                         Secretary

Lenore Nelson joined the Company in May 1994 and currently serves as Chief Financial Officer, Executive Vice President and Assistant Secretary. From December 1989 to May 1994, Ms. Nelson was a Senior Vice President with the Entertainment Industries Group at Imperial Bank. Prior thereto, Ms. Nelson was a Vice President of Entertainment Industries at Bank of California. Ms. Nelson has also acted as manager of film/television post-production services provided to various entertainment companies, including Columbia Television, The Walt Disney Company, Warner Brothers, Inc., Paramount Communications, Inc., and NBC Productions.
- ---------------

(1) Information with respect to Messrs. Kushner and Locke is set forth above under Information Concerning Nominees for Directors.

OTHER SIGNIFICANT EMPLOYEES:

     The business experience, principal occupations and employment for at least the past five years of certain other significant employees who have made or are expected to make significant contributions to the business of the company are as follows:

     Gregory Cascante, age 46, joined the Company on September 1, 1994 as President and Chief Executive Officer of Kushner-Locke International, Inc., the international theatrical distribution subsidiary of the Company. Mr. Cascante has served as President and Chief Executive Officer of August Entertainment, a foreign sales agency for theatrical film producers, since 1988.

     Patricia Clifford, age 45, has served as an Executive Producer for the Company since January 1993. Prior to joining the Company, Ms. Clifford was President of Interscope Communications from 1986 through January 1993.

     Rob Dwek, age 32, has been with the Company since October 1990 as Vice President of Development; as Executive Vice President of Development of the Company since January 1995; and as President of Television since June 1995. Before joining the Company, Mr. Dwek was employed by Creative Artists Agency from July 1989 to October 1990 and prior thereto was with Bob Athens Productions.

     Janet Faust, age 41, has served as an Executive Producer for the Company since March 1992. Prior to joining the Company, Ms. Faust was an Executive Producer for Spectator Films from June 1989 to March 1992, and from May 1984 to May 1989 was employed by NBC, where she supervised the development and production of numerous made-for-television movies.

     Marvinia Anderson, age 53, has served as President of KL International, Inc., the Company's international television distribution subsidiary, since June 1995. Prior to joining the Company, she served as Executive Vice President of World International Network, Inc. from 1983 to June 1995; and has held executive sales positions at Capital Cities/ABC, Valley Cable TV, Inc. and Times Mirror Cable Television, Inc.

     Lawrence Mortorff, age 49, has served as President of KL Features, Inc., a subsidiary of the Company responsible for the production of feature films, since October 1993. From April 1993 to October 1993, Mr. Mortorff served as a consultant to the Company. Mr. Mortorff was an independent producer of films from 1987 through the time prior to joining the Company. Additionally, in 1989 Mr. Mortorff formed ISO, a company which represents films internationally. From 1985 to 1986, Mr. Mortorff was a founder and president of Scotti Bros. Pictures. Prior to 1985, Mr. Mortorff held various executive positions in the entertainment industry, including vice president of International Creative Management, and as an associate attorney in two California law firms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:

     In fiscal 1993, the Company entered into a domestic home video distribution agreement with WarnerVision for the feature film Deadly Exposure. Stuart Hersch, a Director of the Company, was president of WarnerVision at such time. The distribution agreement provides for payment by WarnerVision to the Company of an advance in exchange for certain domestic home video rights, subject to certain back-end participation rights of the Company, and payments by the Company to WarnerVision of 30% of the Company's net revenues derived from Canadian home video and broadcast television exploitation of Deadly Exposure. Through March 31, 1996, the Company has paid approximately $27,800 to WarnerVision pursuant to such agreement.

     In fiscal 1994, the Company entered into certain motion picture financing arrangements with WarnerVision whereby WarnerVision and the Company share production costs and expenses and any resulting revenues with respect to certain motion pictures. The Company has also entered into domestic home video distribution agreements with WarnerVision for the feature films Lady-in-Waiting and Last Gasp. These agreements provide for the payment by WarnerVision to the Company of $510,000 and $530,000 in exchange for WarnerVision receiving participation rights with the Company in the revenues derived from the exploitation of Lady-in-Waiting and Last Gasp, respectively. The Company also agreed to license to WarnerVision domestic distribution rights to Wes Craven
Presents: Mind Ripper for a recoupable minimum guaranty payment against revenues.

     In fiscal 1995, the Company entered into a $696,000 net revenue arrangement with WarnerVision similar to Double Exposure, Lady-in-Waiting and Last Gasp for a fourth film entitled Serpent's Lair. Through March 31, 1996, the Company had received approximately $1,986,000 from WarnerVision towards the production costs and expenses of these films pursuant to such financing and distribution arrangements. The Company believes that the terms of the forgoing transactions with WarnerVision are no less favorable to the Company than those that could have been obtained in transactions with unaffiliated third parties.

     Following the conclusion of fiscal 1994, the Company agreed to advance August Entertainment, Inc. ("August") up to $1,000,000 of which $650,000 was advanced and which bears interest at the lesser of (a) Prime (8.25% as of March 31, 1996) + 2% and (b) 10%. Gregory Cascante, President and Chief Executive Officer of Kushner-Locke International, Inc., is also President and Chief Executive Officer of August Entertainment. The Company's outstanding advance is secured by all of the assets of August, including a pledge of all sales commissions due to August from the films Sleep With Me, Lawnmower Man II and Nostradamus from which the Company has been paid approximately $179,000 against this advance. As of March 31, 1996 the outstanding balance of principal and accrued interest was approximately $551,000. In addition, pursuant to an agreement between the Company and August, August receives producer fees, profit participations and overrides on domestic and international sales for films which are being packaged by August in conjunction with Kushner-Locke International, Inc. Films which may generate such fees to August are Freeway and Manslayer.

     Mr. Cascante manages the international film sales of the Company through a separate subsidiary of the Company. Under his employment agreement entered into in September 1994, Mr. Cascante was to receive a percentage of pre-tax profit of Kushner-Locke International, Inc. ranging from 2.5% to 10% based on a sliding scale related to certain profit thresholds, with an aggregate of compensation and pre-tax profit payments not to exceed 200% of his $187,500 base salary. In October 1995, Mr. Cascante and the Company agreed to amend his employment agreement to remove his pre-tax profit participation in Kushner-Locke International, Inc. Mr. Cascante's base salary for fiscal 1996 is $243,750.

     Lawrence Mortorff, President of KL Features, Inc., manages the feature film division of the Company through this subsidiary of the Company which is 95% owned by the Company, and 5% owned by Mr. Mortorff. Mr. Mortorff has personally received loans of $175,000 from the Company payable on demand which bear interest at Prime (8.25% as of March 31, 1996) + 1 1/2%. As of March 31, 1996, there was no outstanding amount remaining on such loans as they were repaid through an assignment of production bonuses. Pursuant to an October 1993 employment agreement with the Company, Mr. Mortorff received a salary of $198,000 in fiscal 1995 and additional compensation in bonuses for each film that KL Features, Inc. produced based on the amount of the production budget of each such film. Under an amendment to his employment agreement, subject to final documentation and resolution of certain issues, it is contemplated that Mr. Mortorff will receive an annual salary of $325,000; his ownership interest in KL Features, Inc. will be capped at 5% and the definition and terms of his production bonuses will be modified.

     Cherry Lane Music Company, Inc. ("Cherry Lane"), which is owned by Board of Directors member Milton Okun, entered into an agreement to become the music administrator for The Kushner-Locke Company effective August 15, 1994. Cherry Lane will receive specified fees for the collection of revenues derived from music publishing and record contracts.

     In fiscal 1996, the Company required additional financing for the purchase of airtime to broadcast the infomercial related to Contemporary Christian Music which was unavailable under its bank line of credit due to the lack of traditionally acceptable collateral having not yet been generated by the recently completed infomercial. Test market results had been positive for specific media and time periods. In order to fund a prompt roll-out of the product, members of the Board of Directors were asked to personally provide funds for the purchase of airtime to the joint venture between The Kushner-Locke Company and David Sams Industries, Inc. called TVFirst. Certain Board members, including Messrs. Locke and Kushner, have agreed to provide loans aggregating between $1,000,000 and $1,500,000, in consideration of a customary rate of interest and an agreed upon override, subject to the completion of final terms and conditions and their documentation.

     The Company believes that the terms of the foregoing transactions are no less favorable to the Company than those that could have been obtained in transactions with unaffiliated third parties.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table sets forth the cash compensation paid or accrued by the Company during the fiscal year ended September 30, 1995 to the Co-Chief Executive Officers and each executive officer of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                           ANNUAL            AWARDS
                                                      COMPENSATION(1)    ---------------
                                                      ----------------     SECURITIES       ALL OTHER
                                             FISCAL   SALARY    BONUS      UNDERLYING      COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR      ($)      ($)     OPTIONS/SARS(#)      ($)(2)
- -------------------------------------------  ------   -------   ------   ---------------   ------------
Peter Locke................................   1995    425,000       --                        32,037
Co-Chairman, Co-Chief Executive Officer       1994    400,000       --      900,000/0          8,765
and President                                 1993    397,000       --             --          8,765
Donald Kushner.............................   1995    425,000       --                        29,255
Co-Chairman, Co-Chief Executive Officer and   1994    400,000       --      900,000/0          8,065
Secretary                                     1993    397,000       --             --          8,065
Lenore Nelson..............................   1995    182,000    5,000                            --
Chief Financial Officer, Executive Vice       1994     78,000   25,000      225,000/0             --
President and Assistant Secretary             1993         --       --             --             --

- ---------------
(1) Does not include perquisites including non-accountable expense allowances in the case of Messrs. Kushner and Locke, which do not exceed the lesser of 10% of annual salary and bonus reported or $50,000.

(2) Term life insurance premiums paid by the Company on behalf of the Named Executive Officer in respect of a $3,500,000 policy and disability insurance premiums paid by the Company on behalf of the Named Executive Officer.

EMPLOYMENT AND COMPENSATION ARRANGEMENTS

     Messrs. Kushner and Locke. In March 1994, Messrs. Kushner and Locke each agreed to an amendment to his respective employment agreement with the Company to (i) extend the term of the agreement to September 1998 and (ii) reduce the maximum annual performance bonus that each may receive to 4% of pre-tax earnings for the applicable period up to a maximum of $200,000 in fiscal 1994, $220,000 in fiscal 1995, $250,000 in fiscal 1996, $270,000 in fiscal 1997 and $290,000 in fiscal 1998. Overhead for the first quarter of fiscal 1996 did not include the 4% pre-tax earnings performance bonus accruing to each of Messrs. Kushner and Locke under their employment agreements as amended in March 1994. As approved by the Board of Directors in February 1996, Messrs. Kushner and Locke amended their employment agreements to waive their pre-tax earnings performance bonus in the event the Company's annual net income in fiscal 1996 is less than $1,000,000 and will receive 6% of pre-tax earnings of the Company for fiscal 1996 in excess of $1,000,000 and up to $3,000,000; but in no event shall either one of them be entitled to receive greater than $250,000 of performance bonus.

     Under the March 1994 revised employment agreements, Messrs. Kushner and Locke each received a base salary of $425,000 in fiscal 1995 and will receive a base salary of $425,000 in each of fiscal 1996 through fiscal 1998, subject to potential increase upon review of such salaries by the Company's Board of Directors.

     In order to induce Messrs. Kushner and Locke to enter into the March 1994 amended employment agreements, the Company granted to each, as of March 7, 1994, options to purchase 900,000 shares of Common Stock at an exercise price per share equal to $0.84 (the last reported sale price of the Common Stock on the date of the initial closing of the 8% Debentures). The options vest over a five-year period, with 20% vesting at each anniversary of the date of grant (subject to possible acceleration following a "change-in-control" as defined in the Company's 1988 Stock Incentive Plan). Options to purchase up to 360,000 shares of common stock have vested to each officer as of March 1996. The Option Grant was voted on and approved by shareholders at the Annual Meeting of Shareholders held May 17, 1994.

     The Company also provides Messrs. Kushner and Locke with certain fringe benefits, including payment of an amount equal to the premiums in respect of $3,500,000 of term life insurance (Messrs. Kushner and Locke have designated the other person as the beneficiary) and disability insurance for each person. The agreements permit Messrs. Kushner and Locke to collect outside compensation to which they may be entitled and to provide incidental and limited services outside of their employment with the Company and to receive compensation therefor, so long as such activities do not materially interfere with the performance of their duties under the agreements. Each of Messrs. Kushner and Locke also may require the Company to change its name to remove his name within one year after the expiration or termination of the term of his employment, except for product released prior to such termination, and except that the Company may continue to use such name for a period of one year after such notice.

     Ms. Nelson. Pursuant to an agreement dated as of April 25, 1994, the Company granted Ms. Nelson options to acquire an aggregate of 225,000 shares of Common Stock at an exercise price of $0.75 per share (the last reported sale price of the Common Stock on the date of the grant). Such options vest in installments of 75,000 shares over a three-year period on each anniversary of the date of the grant.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

                                                                       NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                         OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                            FY-END (#)              FY-END ($)
                                     SHARES ACQUIRED      VALUE            EXERCISABLE/            EXERCISABLE/
     NAME                            ON EXERCISE (#)   REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE
    -----                            ---------------   ------------   ----------------------   --------------------
Peter Locke........................        -0-              N/A           180,000/720,000               0/0
Donald Kushner.....................        -0-              N/A           180,000/720,000               0/0
Lenore Nelson......................        -0-              N/A            75,000/150,000               0/0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the most recently completed fiscal year, the Board of Directors did not have a compensation committee meeting. Rather, the full Board of Directors of the Company participated in deliberations and decisions regarding executive compensation. The option committee, comprised of Board members Stuart Hersch, S. James Coppersmith and Milton Okun, did vote by Unanimous Written Consent to grant new options to certain employees and to reduce the exercise price of outstanding options for two employees (none of the forgoing for any of the named Executive Officers) in connection with agreements to amend or extend their employment agreements with the Company. Other than Messrs. Kushner and Locke, no member of the Board of Directors was, during the fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries. During fiscal year 1995, Mr. Locke served as Co-Chairman of the Board Co-Chief Executive Officer and President of the Company, and Mr. Kushner served as Co-Chairman of the Board, Co-Chief Executive Officer, and Secretary of the Company.

                        REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has furnished the following report on executive compensation:

COMPENSATION OVERVIEW

     Executive compensation consists of three key elements: base salary, cash bonus and periodic grants of stock options under the Company's 1988 Stock Incentive Plan as amended in March 1994 (the "Plan") or outside of the Plan. Additional benefits, including retirement and insurance benefits, are provided to executives and other key employees that the Company believes are similar to those provided by other similar companies. The Company draws most of its executives and other key employees from the entertainment industry where creative talent is crucial and commands a significant premium, where decisions made by a relatively small number of employees with an in-depth knowledge of creative businesses can have a major impact on the performance of the Company. Persons with such unique qualifications are rare and are being pursued by other companies both in and out of the entertainment industry, many of whom have greater available resources than the Company. The goal of the Company is to attract and retain the services of qualified executives in part through its executive compensation programs. The Company believes its compensation program for executives benefits the Company through the continuation of growth expansion and new opportunities designed to enhance shareholder value.

SALARY

     Salaries paid to the Company's executive officers were based upon agreements described in "Executive Compensation -- Employment Agreements"or employment agreements then in effect.

BONUS

     Following each fiscal year, the Co-Chairmen develop individual bonus recommendations based on the subjective assessment of the Company's overall performance and each executive's contribution to such performance. No specific formula is used; however, factors may include selected financial goals (e.g., operating performance), project development, long-term objectives and the executive's leadership role in any of the foregoing factors. Such factors are not necessarily linked to any specific performance related targets or given any particular weight. Bonus arrangements in employment contracts are quantified and measurable. Each of the executive officers' and certain other employment contracts include provisions for non-discretionary bonuses based on certain operating results of the Company as described under "Executive Compensation -- Employment Agreements." No other bonuses have been paid to the executive officers.

OPTION GRANTS

     The Company uses non-qualified stock options and other available forms of compensation under the Plan which are intended to provide additional long term incentive to key employees, including the Company's executive officers, and have the intent of aligning the executive officers' interests with the shareholders' interests. The Plan under which awards have been made was approved by the Company's shareholders. Grants under the Plan generally require the executive officer to be employed by the Company on the exercise date and vest over a period of years following the date of grant. The exercise price of such grants is generally equal to the market price of the Common Stock on the grant date; therefore grants will only benefit an executive officer if the market price of the Common Stock is greater than on the date of the option grant. No specific formula is used to determine grants made to any particular employee, including executive officers, but grants are generally based on factors such as employment agreements, and subjective factors such as promotion, contribution to Company performance, and individual criteria. The Co-Chairmen make recommendations to the Option Committee with respect to option grants and vesting. While options typically vest over a five-year period, options granted to certain executive officers may have different vesting periods. See "Executive Compensation."

CO-CHAIRMEN COMPENSATION

     Messrs. Kushner and Locke, as Co-Chairmen, are compensated pursuant to employment agreements described under "Executive Compensation -- Employment Agreements" above. The employment agreements, as amended from time to time, were negotiated in connection with the Company's initial public offering in October 1988 ("IPO") and were negotiated between the Company and the Co-Chairmen and were subject to the review and approval of an underwriter of the IPO. In August 1992, such agreements were extended by an additional three years. In November 1992, such employment agreements were further amended whereby the Co-Chairmen each reduced the aggregate amount of annual bonuses to 7 1/2% of pre-tax earnings for the applicable period, subject to increase by an additional 2 1/2% upon review by the Board of Directors. Additionally, each of the Co-Chairmen pledged 300,000 shares of the Company's Common Stock owned by them against certain financial performance goals of the Company, which shares were subsequently contributed back to the Company in October 1993 for no consideration.

     During March 1994, the Co-Chairmen further agreed to amend their employment contracts to extend the agreements through 1998 and reduce base salary to $400,000 for fiscal year 1994, increasing to $425,000 in fiscal 1995 through fiscal 1998 subject to potential increase upon review by the Board of Directors after fiscal 1995. The revised employment agreements also call for a maximum aggregate annual bonus equal to 4% of pre-tax earnings up to $200,000 in fiscal 1994 increasing annually to $290,000 in fiscal 1998. Further, the revised employment agreements call for a one time non-qualified stock option grant of 900,000 shares to each of the Co-Chairmen at an exercise price equal to $0.84 (the fair market value on the date of grant, which grant was March 7, 1994). In connection with these amendments, the Company retained KPMG Peat Marwick Performance and Compensation Management Consulting to review the proposed agreements prior to the Board of Directors' approval of the amendments. The consultants reviewed the proposed compensation package (excluding benefits) and compared such package to eight similarly sized or slightly larger entertainment companies for which data was publicly available. The consultants determined that the proposed compensation fell within the competitive norm for such companies and noted the Company's shift in the emphasis to balance payment-for-performance and integration with long-term shareholder returns.

     As approved by the Board of Directors in February 1996, Messrs. Kushner and Locke amended their employment contracts to waive each of their 4% pre-tax earnings performance bonuses in the event the Company's annual net income in fiscal 1996 is less than $1,000,000 and will receive 6% of pre-tax earnings of the Company for fiscal 1996 in excess of $1,000,000 and up to $3,000,000 and 4% of pre-tax earnings thereafter; but in no event shall either of them be entitled to receive more than a $250,000 performance bonus.

     See "Executive Compensation -- Employment Agreements."

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally allows tax deductions to public companies for compensation over $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to consider the provisions of Section 162(m) in connection with the performance based portion of the compensation of its executives (which currently consists of stock option grants and annual bonuses described above). However, the committee does not necessarily intend to structure compensation to its executives to avoid disallowance of any tax deductions in the future.

                                          THE BOARD OF DIRECTORS

                                          Peter Locke, Co-Chairman
                                          Donald Kushner, Co-Chairman
                                          S. James Coppersmith
                                          Stuart Hersch
                                          Milton Okun

CORPORATE PERFORMANCE

     Set forth is a line graph comparing the stock price of the Company with that of the Dow Jones Equity Market Index and the Dow Jones Entertainment and Leisure -- Recreational Products and Services Index as of the last trading date for each of the Company's fiscal years ending September 30, 1991, 1992, 1993, 1994 and 1995. The graph assumes that $100 was invested on September 28, 1990 in the Company's Common Stock and each index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock during such period. The historical price performance data shown on the graph is not necessarily indicative of future price performance.

                          TOTAL RETURN TO STOCKHOLDERS
                (ASSUMES $100 INVESTMENT ON SEPTEMBER 28, 1990)

                                 THE KUSHNER-      DOW JONES       DOW JONES
      MEASUREMENT PERIOD            LOCKE          ENTERTAIN-       EQUITY
    (FISCAL YEAR COVERED)          COMPANY        MENT & LEIS       MARKET
9/28/90                             100.00          100.00          100.00
9/30/91                             125.00          103.98          132.92
9/30/92                              46.67          128.33          148.51
9/30/93                              66.67          170.89          169.28
9/30/94                              53.33          156.51          174.18
9/29/95                              30.00          201.95          226.84

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the report of the Board of Directors Regarding Executive Compensation (entitled "Report on Executive Compensation") beginning on page 10 and the Corporate Performance Graph on page 13 shall not be incorporated by reference into any such filings.

                                 MISCELLANEOUS

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of any class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("the SEC"). Executive officers, directors and greater than 10% beneficial owners of any class of the Company's equity securities are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and certain written representations from executive officers and directors, the Company believes that each such person, other than Stuart Hersch, has complied with all Section 16(a) filing requirements applicable to such executive officers, directors and greater than 10% beneficial owners. The Company believes that Stuart Hersch failed to file a Form 4 in connection with one transaction selling shares of the Company's Common Stock.

PROPOSALS OF SHAREHOLDERS

     To be considered for inclusion in the Company's proxy statement for the next Annual Meeting, proposals of shareholders intended to be present at such meeting must be received by the Corporate Secretary, The Kushner-Locke Company, 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025 no later than December 9, 1996.

COST OF SOLICITING PROXIES

     The expense of preparing and mailing the Notice of Annual Meeting, the Proxy Statement, the proxy card(s) and the Company's 1995 Annual Report will be paid by the Company. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that the Company will reimburse them for their reasonable expenses.

ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

     The Company files each year with the SEC an Annual Report on Form 10-K as prescribed by the rules of the SEC. Copies of the 10-K will be provided, without charge, to any shareholder of the Company. Written requests for a copy of the 10-K should be directed to Donald Kushner, 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025.

                                          By Order of the Board of Directors

                                          /s/ DONALD KUSHNER
                                          ------------------------------------
                                          DONALD KUSHNER
                                          Co-Chairman, Co-Chief Executive
                                          Officer and Secretary

PRELIMINARY COPY

- --------------------------------------------------------------------------------


     PROXY                 THE KUSHNER-LOCKE COMPANY
                      11601 WILSHIRE BOULEVARD, 21ST FLOOR
                         LOS ANGELES, CALIFORNIA 90025
     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE KUSHNER-LOCKE COMPANY
                FOR MAY 23, 1996 ANNUAL MEETING OF SHAREHOLDERS

         The undersigned, revoking any previous proxies for such stock, hereby appoints each of Donald Kushner, Peter Locke, Lenore Nelson and Jerry Rubin, as attorney and agent, acting individually or by a majority of those present, with full power of substitution, to vote as proxy in the name, place and stead of the undersigned at the annual meeting of shareholders of THE KUSHNER-LOCKE COMPANY to be held on May 23, 1996 and at any adjournment thereof, according to the number of votes that the undersigned would be entitled to vote if personally present. Without limiting the generality hereof, each of such persons is authorized to vote (1) as hereinafter specified upon the proposals listed on this proxy and described in the Proxy Statement for the meeting and (2) in his or her discretion upon any other matter that may properly come before the meeting.

         The shares represented by this proxy shall be voted as specified. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. The Board of Directors has proposed the matters set forth below for the vote of the shareholders of THE KUSHNER-LOCKE COMPANY.

         The Board of Directors recommends a vote FOR the items below.

         Approval of the following nominees to the Board of Directors:
           Peter Locke            FOR / /      AGAINST / /      ABSTAIN / /
           Donald Kushner         FOR / /      AGAINST / /      ABSTAIN / /
           Stuart Hersch          FOR / /      AGAINST / /      ABSTAIN / /
           S. James Coppersmith   FOR / /      AGAINST / /      ABSTAIN / /
           Milton Okun            FOR / /      AGAINST / /      ABSTAIN / /

- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


 Approval of the appointment of KPMG Peat Marwick LLP as the
 Company's independent accountants:    FOR / /      AGAINST / /      ABSTAIN / /


                                       IMPORTANT: Please sign your name or
                                       names exactly as stenciled on this
                                       proxy. When signing as attorney,
                                       executor or administrator, trustee
                                       or guardian, please give your full
                                       title as such.

                                       ------------------------------------
                                                    Signature

                                       ------------------------------------
                                                    Signature

                                       Date:                         , 1996
                                            -------------------------

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
        A STAMPED AND ADDRESSED ENVELOPE HAS BEEN PROVIDED FOR YOUR USE.


- -------------------------------------------------------------------------------